UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Section 240.14a-12

WATERS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 2, 2008

Dear Stockholder:

On behalf of the Board of Directors of Waters Corporation (“Waters” or the “Company”), I cordially invite you to attend the Annual Meeting of Stockholders (the “Meeting”) of the Company to be held at Waters Corporation, 34 Maple Street, Milford, Massachusetts 01757 on May 14, 2008 at 11:00 a.m., local time.

The notice of Meeting, Proxy Statement and proxy card from Waters are enclosed. You may also read the notice of Meeting and the Proxy Statement on the Internet at http://www.proxyvote.com.

For 2008, Waters has decided to adopt the new Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this new e-proxy process will expedite stockholders’ receipt of proxy materials and lower the costs and reduce the environmental impact of our annual meeting. On April 2, 2008, we mailed to shareholders a Notice of Internet availability of proxy materials containing instructions on how to access our Proxy Statement or Annual Report and vote online or by telephone. The Notice of Internet availability also contains instructions on how you can (i) receive a paper copy of the Proxy Statement and Annual Report, if you only received a Notice by mail, or (ii) elect to receive your Proxy Statement and Annual Report over the Internet.

We encourage you to conserve natural resources, as well as reduce printing and mailing costs, by signing up for electronic delivery of Waters stockholder communications. For more information, see “Electronic Delivery of Waters Stockholder Communications” under the table of contents.

The matters scheduled to be considered at the Meeting are (i) to elect directors to serve for the ensuing year and until their successors are elected, (ii) to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008 and (iii) to consider and act upon any other matters which may properly come before the Meeting or any adjournment thereof. These matters are more fully explained in the Proxy Statement which you are encouraged to read in its entirety.

The Company’s Board of Directors values and encourages stockholder participation at the Meeting. It is important that your shares be represented, whether or not you plan to attend the Meeting. Please take a moment to vote on the internet, vote by telephone, or sign, date and return your proxy card in the envelope provided even if you plan to attend the Meeting.

We hope you will be able to attend the Meeting.

Sincerely,

Douglas A. Berthiaume
Chairman, President and
Chief Executive Officer

WATERS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders (the “Meeting”) of Waters Corporation (“Waters” or the “Company”) will be held at Waters Corporation, 34 Maple Street, Milford, Massachusetts 01757 on May 14, 2008 at 11:00 a.m., local time, for the following purposes:

1.	To elect directors to serve for the ensuing year and until their successors are elected;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3.	To consider and act upon any other matters which may properly come before the Meeting or any adjournment thereof.

In accordance with the provisions of the Company’s bylaws, the Company’s Board of Directors has fixed the close of business on March 20, 2008 as the record date for the determination of the holders of Common Stock entitled to notice of and to vote at the Meeting.

The Proxy Statement and Annual Report on Form 10-K and the means to vote by Internet, telephone, or mail are available at http://www.proxyvote.com.

By order of the Board of Directors

Mark T. Beaudouin
Vice President
General Counsel and Secretary

Milford, Massachusetts
April 2, 2008

ELECTRONIC DELIVERY OF WATERS STOCKHOLDER COMMUNICATIONS

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by rules recently adopted by the Securities and Exchange Commission, Waters Corporation is making this proxy statement and its annual report available to its stockholders electronically via the Internet. On April 2, 2008, we mailed to our stockholders a Notice of Internet availability of Proxy materials (“Notice”) containing instructions on how to access this proxy statement and our annual report and vote online. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report electronically or to receive a printed version in the mail. The Notice also instructs you on how you may submit your proxy over the Internet, by telephone, or by mail.

Electronic Delivery of Waters Stockholder Communications

We encourage you to conserve natural resources, as well as reduce printing and mailing costs, by signing up for electronic delivery of Waters stockholder communications. With electronic delivery, you will receive documents such as the Annual Report and the Proxy Statement as soon as they are available, and you can easily submit your stockholder votes online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery please follow the directions on the Notice.

Important Notice Regarding Availability of Proxy Materials:

The 2008 Proxy Statement and 2007 Annual Report on Form 10-K are available at http://www.proxyvote.com.

Whether or not you expect to attend in person, we urge you to vote your shares by telephone, via the Internet, or by signing, dating, and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares will save us the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your stock at the meeting if you want to do so, as your vote by proxy is revocable at your option.

VOTING

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person. Stockholders have three options for submitting their votes: (1) via the Internet, (2) by telephone or (3) by mail, using a paper proxy card. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient for you, and it saves the Company significant postage and processing costs. In addition, when you vote via the Internet or by telephone prior to the Meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. Refer to your Notice, or the email you received for electronic delivery of the Proxy Statement, for further instructions on voting.

VOTE BY INTERNET	VOTE BY TELEPHONE	VOTE BY MAIL

http://www.proxyvote.com	1-800-690-6903	Sign and date the proxy card and return it in the enclosed postage- paid envelope.
24 hours a day/7 days a week	Toll-free 24 hours a day/7 days a week
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You can access, view and download this year’s Annual Report on Form 10-K and Proxy Statement at http://www.proxyvote.com.

WATERS CORPORATION
34 Maple Street
Milford, Massachusetts 01757

PROXY STATEMENT
Annual Meeting of Stockholders
May 14, 2008, 11:00 a.m.

This Proxy Statement is being furnished by the Board of Directors (the “Board”) of Waters Corporation (“Waters” or the “Company”), in connection with the Board’s solicitation of proxies (each a “Proxy” and, collectively, “Proxies”), for use at the 2008 Annual Meeting of Stockholders (the “Meeting”) to be held on May 14, 2008 at 11:00 a.m., local time, at the Company’s headquarters located at 34 Maple Street, Milford, Massachusetts 01757. Solicitation of Proxies may be made through officers and regular employees of the Company by telephone or by oral communications with stockholders following the original solicitation period. No additional compensation will be paid to such officers and regular employees for Proxy solicitation. The Altman Group, Inc. has been hired by the Company to do a broker solicitation for a fee of $3,000 plus reasonable out-of-pocket expenses. Expenses incurred in connection with the solicitation of Proxies will be borne by the Company.

VOTING MATTERS

The representation in person or by Proxy of a majority of the outstanding shares of common stock of the Company, par value $.01 per share (the “Common Stock”), entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if a stockholder is present in person, has voted via the Internet or by telephone, or is represented by a properly signed Proxy. Each stockholder’s vote is very important. Whether or not you plan to attend the Meeting in person, please vote over the Internet, telephone or sign and promptly return the enclosed Proxy card, which requires no additional postage if mailed in the United States. All signed and returned Proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

Shares represented by Proxy will be voted in accordance with your instructions. You may specify how you want your shares to be voted by voting on the Internet, by telephone, or marking the appropriate box on the Proxy card. If your Proxy card is signed and returned without specifying how you want your shares to be voted, your shares will be voted in favor of the proposals made by the Board, and as the individuals named as Proxy holders on the Proxy deem advisable on all other matters as may properly come before the Meeting.

Any stockholder voting on the Internet or returning the enclosed Proxy has the power to revoke such Proxy prior to its exercise either by voting by ballot at the Meeting, by executing a later dated Proxy or by delivering a signed written notice of the revocation to the office of the Secretary of the Company before the Meeting begins. The Proxy will be voted at the Meeting if the signer of the Proxy was a stockholder of record on March 20, 2008 (the “Record Date”).

Representatives of the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, are expected to be present at the Meeting. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

As of the Record Date, there were 100,075,626 shares of Common Stock outstanding and entitled to vote at the Meeting. Each outstanding share of Common Stock is entitled to one vote. This Proxy Statement is first being made available to the stockholders on or about April 2, 2008. A list of the stockholders entitled to vote at the Meeting will be available for inspection at the Meeting for proper purposes relating to the Meeting.

MATTERS TO BE ACTED UPON

PROPOSAL 1.  ELECTION OF DIRECTORS

The Board recommends that the stockholders vote “FOR” each nominee for Director set forth below. Nine Directors are to be elected at the Meeting, each to hold office until his or her successor is elected and qualified or until his or her earlier resignation, death or removal. It is intended that the Proxies in the form enclosed with this Proxy Statement will be voted for the nominees set forth below unless stockholders specify to the contrary in their Proxies or specifically abstain from voting on this matter.

The following information pertains to the nominees, their principal occupations for at least the preceding five-year period, certain directorships and their ages as of April 2, 2008.

Douglas A. Berthiaume, 59, has served as Chairman of the Board since February 1996 and has served as President, Chief Executive Officer and a Director of the Company since August 1994 (except from January 2002 to March 2003, during which time he did not serve as President). From 1990 to 1994, Mr. Berthiaume served as President of the Waters Chromatography Division of Millipore Corporation, the predecessor business of the Company, which was purchased in 1994. Mr. Berthiaume is the Chairman of the Children’s Hospital Trust Board, and a Trustee of the Children’s Hospital Medical Center, The University of Massachusetts Amherst Foundation, and a Director of Genzyme Corporation.

Joshua Bekenstein, 49, has served as a Director of the Company since August 1994. He is a Managing Director of Bain Capital, LLC, where he has worked since its inception in 1984. Mr. Bekenstein is a Director of Bombardier Recreational Products, Inc., Toys R’Us, Bright Horizons Family Solutions, Inc., Dollarama, Michaels Stores, Inc. and Burlington Coat Factory Warehouse Corporation.

Michael J. Berendt, Ph.D., 59, has served as a Director of the Company since March 1998. Dr. Berendt is the President and Chief Executive Officer of Aegera Therapeutics Inc., a position he assumed in March 2006. From August 2004 to December 2005, Dr. Berendt served as Managing Director of Research Corporation Technologies. From November 2000 to August 2004, Dr. Berendt served as Managing Director of AEA Investors. Dr. Berendt also worked for 18 years, from 1982 to 2000, in the pharmaceutical industry where he served in a number of senior management positions including Senior Vice President of Research for the Pharmaceutical Division of Bayer Corporation, and a Group Director of Drug Discovery at Pfizer, Inc. Dr. Berendt has served as a member of the Board of Directors of Onyx Pharmaceuticals, Myriad Genetics, Inc., Catalyst Biosciences and Northstar Neuroscience.

Edward Conard, 51, has served as a Director of the Company since August 1994. Mr. Conard has been a Managing Director of Bain Capital, LLC since March 1993. Mr. Conard was previously a Director of Wasserstein Perella and Company, an investment banking firm that specializes in mergers and acquisitions, and a Vice President of Bain & Company heading up the firm’s operations practice area. Mr. Conard is a Director of Unisource Worldwide, Inc., Broder Brothers and Sensata Technologies, Inc.

Laurie H. Glimcher, M.D., 56, has served as a Director of the Company since January 1998. Dr. Glimcher has been Irene Heinz Given Professor of Immunology at the Harvard School of Public Health and Professor of Medicine at Harvard Medical School since 1991. Dr. Glimcher is a Director of Bristol-Myers Squibb Company. She is a Fellow of the American Academy of Arts and Sciences and a Member of the National Academy of Sciences and the Institutes of Medicine of the National Academy of Sciences.

Christopher A. Kuebler, 54, has served as a Director of the Company since May 2006. Mr. Kuebler served as Chairman and CEO of Covance Inc., and its precursor companies from November 1994 to December 2004. He served as Chairman during 2005. Prior to joining Covance, Mr. Kuebler spent nearly 20 years in the pharmaceutical industry, at Abbott Laboratories, Squibb Inc. and Monsanto Health Care. Mr. Kuebler is currently a Director of Nektar Therapeutics.

William J. Miller, 62, has served as a Director of the Company since January 1998. Mr. Miller is an independent director and investor. From April 1996 to November 1999, Mr. Miller served as Chief Executive Officer and Chairman of the Board of Directors of Avid Corporation, where from September 1996 to January 1999 he served as President. From March 1992 to September 1995, Mr. Miller served as Chief Executive Officer of Quantum Corporation. From May 1992 to September 1995, Mr. Miller served as a member of the Board of Directors of Quantum Corporation and from September 1993 to August 1995, he served as Chairman of the Board of Directors. From 1981 to March 1992, he served in various positions at Control Data Corporation, most recently as Executive Vice President and President, Information Services. Mr. Miller is a Director of Nvidia Corporation, Viewsonic Corporation, Digimarc Corporation, Glu Mobile Inc., and Overland Storage, Inc.

JoAnn A. Reed, 52, has served as a Director of the Company since May 2006. Ms. Reed served as Senior Vice President, Finance and Chief Financial Officer of Medco Health Solutions, Inc. from 2002 to March 2008. From 1992 to 2002 she served as Senior Vice President, Finance. She joined Medco Containment Services, Inc. in 1988. Her prior experience includes CBS, Inc., Aetna/American Re-insurance Co., Standard and Poor’s, and Unisys/Timeplex. Ms. Reed is a Director of American Tower and a Trustee of St. Mary’s College of Notre Dame.

Thomas P. Salice, 48, has served as a Director of the Company since July 1994. Mr. Salice is a Managing Member of SFW Capital Partners, LLC, a position he assumed in January 2005. From June 1989 to December 2004 Mr. Salice served in a variety of capacities with AEA Investors, Inc. including Managing Director, President and Chief Executive Officer and most recently as Vice-Chairman from October 2002 through 2004. Mr. Salice is a Director of Mettler-Toledo International, Inc.

Required Vote: Recommendation of the Board of Directors

With respect to the election of Directors of the Company, a nominee for director shall be elected to the Board by a majority vote (i.e. the votes cast for such nominee’s election exceed the votes cast against such nominee’s election), except that, Directors will be elected by plurality vote at any meeting of stockholders for which the number of nominees exceeds the number of directors to be elected. If an incumbent director fails to be re-elected by a majority vote when such a vote is required and offers to resign, and if that resignation is not accepted by the Board, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If an incumbent director’s resignation is accepted by the Board, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy. Shares for which authority to vote for the election of a nominee is withheld (so-called “Abstentions”) and shares with respect to which a broker or representative does not vote on a particular matter because it either does not have discretionary voting authority on that matter or it does not exercise its discretionary voting authority on that matter (so-called “Broker Non-Votes”) will be counted as present for the purpose of determining whether a quorum is present but not be treated as shares voted for any nominee and therefore will not have an effect on the determination of whether a nominee has been elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE FOR DIRECTOR SET FORTH ABOVE.

PROPOSAL 2.  RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the books, records and accounts of the Company for the fiscal year ending December 31, 2008. In accordance with a vote of the Audit Committee and as approved by the Board, this selection is being presented to the stockholders for ratification at the Meeting.

The affirmative vote of the majority of the shares present at the Meeting in person or represented by Proxy and entitled to vote on the matter is required to approve the proposal. Abstentions and Broker Non-Votes will be counted as present for the purpose of determining whether a quorum is present and will be treated as shares present and entitled to vote but will not be treated as an affirmative vote in favor of the proposal and therefore will have the effect of a vote against the proposal. Ratification by stockholders is not required. If the proposal is not approved by the stockholders, the Board does not intend to change the appointment for fiscal 2008, but will consider the stockholder vote in selecting an independent registered public accounting firm for fiscal 2009.

Fees

The aggregate fees for the fiscal years ended December 31, 2007 and December 31, 2006 by the Company’s principal accounting firm, PricewaterhouseCoopers LLP, were as follows:

	2007	2006

Audit Fees	$3,321,786	$3,118,085
Audit Related Fees	67,547	97,339
Tax Related Fees
Tax Compliance	550,529	366,773
Tax Planning	266,052	236,116
Total Tax Related Fees	816,581	602,889
All Other Fees	1,500	1,500

Total	$4,207,414	$3,819,813

Audit Fees — consists of fees for the audit of the Company’s financial statements, review of the interim condensed consolidated financial statements included in quarterly reports, assistance with review of documents filed with the SEC, and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

Audit Related Fees — consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”. These services include employee benefit plan audits, acquisition-related services, attest services not required by statute or regulation, and accounting consultations and reviews for various matters.

Tax Related Fees — consists of fees for tax compliance and planning services. Tax compliance includes fees for professional services related to international tax compliance and preparation. Tax planning consists primarily of fees related to the impact of acquisitions and restructuring on international subsidiaries.

All Other Fees — consists of fees for all other permissible services other than those reported above.

The Audit Committee approved 100% of the services listed under the preceding captions “Audit-Related Fees,” “Tax Related Fees” and “All Other Fees.” The Audit Committee’s pre-approval policies and procedures are described in its report set forth herein.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3.  OTHER BUSINESS

The Board does not know of any other business to be presented at the Meeting. If any other matters properly come before the Meeting, however, it is intended that the persons named in the enclosed form of Proxy will vote said Proxy in accordance with their best judgment.

DIRECTORS MEETINGS

The Board held five meetings during the year ended December 31, 2007. The Board has determined that each Director other than Mr. Berthiaume, the Company’s Chairman, President and Chief Executive Officer, has no material relationship with the Company and otherwise qualifies as “independent” under applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under the Corporate Governance section below. Mr. Berthiaume has certified to the New York Stock Exchange as of May 30, 2007 that he is not aware of any violation by the Company of the New York Stock Exchange’s Corporate Governance Listing Standards.

The Nominating and Corporate Governance Committee currently consists of Dr. Michael J. Berendt (Chairman), Dr. Laurie H. Glimcher, and Mr. Thomas P. Salice. The responsibilities of the Nominating and Corporate Governance Committee include the recruitment and recommendation of candidates for the Board. The Nominating and Corporate Governance Committee may, as it deems appropriate, give consideration to any candidates suggested by the stockholders of the Company. The Nominating and Corporate Governance Committee also develops and recommends to the Board the Corporate Governance Guidelines for the Company. The charter of the Nominating and Corporate Governance Committee, which sets forth all of the committee’s functions, is available at the Company’s website at http://www.waters.com under the caption Corporate Governance. Each member of the Nominating and Corporate Governance Committee is independent under the applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under the Corporate Governance section below.

The Audit Committee, which currently consists of Mr. Thomas P. Salice (Chairman), Mr. Edward Conard, Mr. William J. Miller and Ms. JoAnn A. Reed, oversees the activities of the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLC. The Audit Committee recommends the engagement of the independent registered public accounting firm, and performs certain other functions pursuant to its charter, a copy of which is available at the Company’s website at http://www.waters.com under the caption Corporate Governance. Each member of the Audit Committee is independent under the applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under the Corporate Governance section below.

The Compensation and Management Development Committee, which currently consists of Mr. William J. Miller (Chairman), Mr. Joshua Bekenstein, Mr. Christopher A. Kuebler and Mr. Thomas P. Salice, approves the compensation of executives of the Company, makes recommendations to the Board with respect to standards for setting compensation levels and administers the Company’s incentive plans, consistent with its charter, which is available at the Company’s website at http://www.waters.com under the caption Corporate Governance. Each member of the Compensation and Management Development Committee is independent under the applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under the Corporate Governance section below.

During fiscal year 2007, each of the Company’s Directors attended in excess of 75% of the aggregate of the meetings of the Board and the meetings of committees of the Board of which such Director was a member. During fiscal year 2007, the Compensation and Management Development Committee met three times, the Audit Committee met seven times and the Nominating and Corporate Governance Committee met two times. The Company does not have a formal policy, but encourages Director attendance at annual stockholder meetings. All Directors attended the 2007 annual meeting.

CORPORATE GOVERNANCE

During 2007, the Nominating and Corporate Governance Committee of the Board again implemented a comprehensive evaluation of the Board and each of its Committees. The evaluation, in the form of a questionnaire, was circulated to all members of the Board and Committees in November 2007. The Company’s General Counsel received all of the questionnaires, compiled the results and circulated them to the Board and each Committee for discussion and analysis in January and February 2008. It is the intention of the Nominating and Corporate Governance Committee to engage in this process annually.

Also during 2007 the Nominating and Corporate Governance Committee considered and recommended for approval by the Company’s Board of Directors a Related Party Transactions Policy. The policy was approved by the Board in December 2007.

The Company’s Related Party Transactions Policy covers “Interested Transactions” between a “Related Party” or parties to the Company. An Interested Transaction is a transaction or arrangement in which the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year and in which the Company or any Related Party may have an interest. A Related Party includes an executive officer, director or nominee for election as a director of the Company, any holder of more than a 5% beneficial interest in the Company, any immediate family member of any of the foregoing or any firm, corporation or entity in which any of the foregoing persons is employed or is a general partner or principal or in which such person or persons collectively have a 10% or greater beneficial ownership interest.

Pursuant to the policy, the General Counsel has the responsibility for identifying potential Interested Transactions and determining whether a proposed transaction or relationship is an Interested Transaction reportable to the Nominating and Corporate Governance Committee for consideration at its next regularly scheduled meeting. The Committee will review the material facts of all such transactions and report its recommendations to the Board of Directors who shall either approve or disapprove the Interested Transaction.

The Committee and the Board have reviewed and determined that certain categories of Interested Transactions are deemed to be pre-approved or ratified (as applicable) by the Board under the terms of the Policy. These are: (a) the employment and compensation arrangements of executive officers required to be reported in the Company’s proxy statement; (b) Director Compensation required to be reported in the Company’s proxy statement; (c) ordinary course charitable contributions periodically reviewed by the Compensation and Management Development Committee of the Company; and (d) ordinary course business transactions conducted on an “arm’s length” basis with each of Genzyme Corporation (of which Mr. Berthiaume is a director) and Bristol-Myers Squibb Corporation (of which Dr. Glimcher is a director).

Increasingly, shareholders of public companies are focusing on the amount of equity ownership by directors and officers of the companies in which they invest. In order to more closely align the interests of the Company’s shareholders with those of management, during 2004 the Nominating and Corporate Governance Committee considered and recommended to the Board minimum stock ownership guidelines for members of the Board and the Company’s executive officers. These guidelines, which were approved by the Board in February, 2004, provide for the accumulation by the Chief Executive Officer of common stock of the Company equal to five (5) times his base salary over a three year period, which requirement would also apply to any successor to the Chief Executive Officer. Additionally, members of the Company’s Executive Committee, Messrs. Caputo, Ornell, Beaudouin and Ms. Rae, are each required to accumulate common stock of the Company equal to two (2) times their base salary over a five year period. Pursuant to the guidelines, members of the Board are required to accumulate a minimum of 5,000 shares of common stock of the Company over a five (5) year period. For purposes of accumulation of minimum stock ownership, grants of restricted stock by the Company to such executives or to members of the Board shall apply towards satisfaction of the guidelines.

Also, in 2004, the Nominating and Corporate Governance Committee voted to recommend that the Board adopt a “lead director” to preside over executive sessions of the non-management Directors of the Board and to provide a focal point for and to facilitate communication among non-management Directors, Company management and Company shareholders. In May 2004, the Board accepted the recommendation of the Nominating and Corporate Governance Committee and elected Thomas P. Salice as the Company’s lead director.

During 2007, the Nominating and Corporate Governance Committee continued to review the Company’s corporate governance practices, Board committee charters and overall governance structure in light of the Sarbanes-Oxley Act of 2002 and rules and regulations adopted by the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange. It developed and recommended to the Board, the director independence criteria below, which were adopted by the Board of Directors in February 2008.

During 2006, the Nominating and Corporate Governance Committee undertook a review of the subject of majority voting with respect to the election of directors to the Board. This review was in response to the growing national sentiment of investors and corporate governance experts for public companies to adopt majority voting as a “best practice” of their corporate governance structures.

Throughout 2006, the Nominating and Corporate Governance Committee and the Board were informed, on multiple occasions, by the Company’s General Counsel and Secretary as well as its outside counsel on current developments with respect to the adoption of majority voting provisions by other public companies. The briefings provided to the Nominating and Corporate Governance Committee and the Board included a review of the various forms of majority voting provisions, specific actions taken by other public companies to adopt such provisions and a review of the position of the American Bar Association as well as of Delaware law with respect to this topic.

On December 13, 2006, the recommendation by the Nominating and Corporate Governance Committee to adopt majority voting for Directors of the Company was accepted and approved by the Board and the by-laws of the Company were appropriately amended as of that date. The description of the Company’s majority voting provisions can be found under “Proposal 1. Election of Directors” herein.

Previously, in September 2003, the Board approved a number of new or revised corporate governance documents in order to ensure the Company’s continued compliance with applicable law, rules and regulations. In particular, the Board adopted a revised Audit Committee charter, which is available at the Company’s website at http://www.waters.com under the caption Corporate Governance, and revised charters for its Compensation and Management Development Committee and its Nominating and Corporate Governance Committee. The Board also adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics for employees, executive officers and Directors and a “whistleblower” policy regarding the treatment of complaints on accounting, internal accounting controls and auditing matters. All of these documents are available on the Company’s website at http://www.waters.com under the caption Corporate Governance and a copy of any of them may be obtained, without charge, upon written request to the Company, c/o Secretary, 34 Maple Street, Milford, MA 01757.

The Nominating and Corporate Governance Committee is currently comprised of three members: Dr. Michael J. Berendt, Chairman; Thomas P. Salice; and Dr. Laurie H. Glimcher. Each of the members of the Nominating and Corporate Governance Committee is independent, as such term is defined in the listing standards of the New York Stock Exchange.

With respect to potential candidates to serve on the Board, the Nominating and Corporate Governance Committee considers suggestions from a variety of sources, including stockholders. Any nominations of candidates, together with appropriate biographical information, should be submitted to the Company, c/o Secretary, 34 Maple Street, Milford, MA 01757.

The Nominating and Corporate Governance Committee believes that candidates for service as a Director of the Company should meet certain minimum qualifications. In selecting Directors, the Board seeks individuals who are highly accomplished in their respective fields, with superior educational and professional credentials. Candidates should satisfy the Company’s independence criteria which are part of its Corporate Governance Guidelines summarized below, and the applicable listing standards of the New York Stock Exchange, and should have demonstrated experience in organizational leadership and management. Candidates for Director should also be of the highest moral and ethical character and integrity, consistent with the standards established by the Company.

The Company has a process for identifying and selecting candidates for Board membership. Initially, the Chairman/CEO, the Nominating and Corporate Governance Committee or other Board members identifies a need to either expand the Board with a new member possessing certain specific characteristics or to fill a vacancy on the Board. A search is then undertaken by the committee, working with recommendations and input from Board members, members of senior management, professional contacts, external advisors, nominations by stockholders and/or the retention of a professional search firm if necessary. An initial slate of candidates is identified that will satisfy the criteria for Board membership and is presented to the committee for review. Upon review by the Committee, a series of interviews of one or more candidates is conducted by the Chairman/CEO and at least one member of the committee. During this process, the full Board is informally apprised of the status of the search and its input is solicited.

Upon identification of a final candidate, the entire Nominating and Corporate Governance Committee will meet to consider the credentials of the candidate and thereafter, if approved, submits the candidate for approval by the full Board.

Board Independence

The Company’s Corporate Governance Guidelines also include criteria adopted by the Board to assist it in making determinations regarding the independence of its members. The criteria, summarized below, are consistent with the New York Stock Exchange listing standards regarding director independence. To be considered independent, the Board must determine that a director does not have a material relationship, directly or indirectly, with the Company. A director will be not considered independent if he or she, or an immediate family member, has been within the last three years:

•	an executive officer of the Company;

•	a current partner or employee of an internal or external auditor of the Company or a partner or employee of an internal or external auditor of the Company who personally worked on the Company’s audit;

•	an executive officer of a public company that has on the compensation committee of its board an executive officer of the Company;

•	a paid advisor or consultant to the Company receiving in excess of $100,000 per year in direct compensation from the Company (other than fees for service as a director) within the past three years or has an immediate family member who has been a paid advisor or consultant to the Company; and

•	an employee (or in the case of an immediate family member, an executive officer) of a company that does business with the Company and the annual payments to or from the Company exceeded the greater of $1 million or 2% of the other company’s annual gross revenues.

In addition, a director will be not considered independent if he or she, or an immediate family member, has been an executive officer of a tax-exempt entity that receives contributions in any fiscal year from the Company exceeding the greater of $1 million or 2% of its gross revenues. A director also will not be considered independent if he or she has an immediate family member who is a current employee of an internal or external auditor of the Company who participates in such firm’s audit, assurance or tax compliance practice.

With respect to communications with the Board on general matters, stockholders and interested parties may communicate directly with the lead director or with the non-management Directors as a group by writing to Waters Corporation, c/o Secretary, 34 Maple Street, Milford, Massachusetts 01757. Any such communication should include the name and return address of the stockholder, the specific Director or Directors to whom the contact is addressed and the nature or subject matter of the contact. All communication will be sent directly to such Board member.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Report of the Committee

During 2007, the Audit Committee of the Board, in conjunction with management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, focused on the following items:

1.	Compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Act”) and the adequacy of Company internal controls;

2.	The appropriateness of Company financial reporting and accounting processes;

3.	The independence and performance of the Company’s independent registered public accounting firm;

4.	Company compliance with laws and regulations; and

5.	Review of the Company’s independent registered public accounting firm’s quality control procedures.

During 2007, the Company continued its comprehensive efforts with respect to on-going compliance with the internal controls requirements of Section 404 of the Act. The initial phases of the project commenced during 2003 and required the allocation of unprecedented resources, both human and financial, to scope, implement and review the Section 404 compliance plan. In 2007, in addition to PricewaterhouseCoopers LLP, the Company again retained Ernst &Young LLP to assist in elements of continuing compliance with Section 404 of the Act. The compliance project itself was managed primarily by the Company’s Director of Internal Audit in conjunction with the Company’s Chief Financial Officer and its Corporate Controller. During 2007, the Audit Committee received regular and detailed briefings from the Company’s Director of Internal Audit, Ernst & Young LLP and PricewaterhouseCoopers LLP on the progress of the Company’s efforts to comply with Section 404 and on developments within the SEC and the Public Company Accounting Oversight Board with respects to modifications to Section 404. In February 2008, PricewaterhouseCoopers LLP reported to the Audit Committee that it had identified no material weaknesses in the Company’s internal controls over financial reporting as of December 31, 2007.

The Board has adopted a written charter setting out more specifically the functions that the Audit Committee is to perform. The charter is reviewed on an annual basis by the Committee and the Committee is advised as to any corporate governance developments which may warrant charter amendments. No such charter amendments were made in 2007. The charter is available at the Company’s website at http://www.waters.com under the caption Corporate Governance.

The Audit Committee held seven meetings during the fiscal year ended December 31, 2007. The Committee reviewed on a quarterly basis, with members of the Company’s management team, the Company’s quarterly financial results prior to the release of earnings and the filing of the Company’s quarterly financial statements with the SEC. The Board has determined that each of the four current members of the Audit Committee — Mr. Salice (Chairman), Mr. Conard, Mr. Miller and Ms. Reed — is an “audit committee financial expert” as defined under applicable rules and regulations of the SEC and is “independent” as defined under the listing standards of the New York Stock Exchange and applicable rules and regulations of the SEC. Company management has primary responsibility for the financial statements and reporting processes. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, audits the annual financial statements and is responsible for expressing an opinion on their conformity with generally accepted accounting principles.

The Audit Committee has adopted the following guidelines regarding the engagement of PricewaterhouseCoopers LLP to perform non-audit services for the Company:

Company management will submit to the Audit Committee for approval the list and fees of non-audit services that it recommends the Committee engage its independent registered public accounting firm to provide from time to time during the fiscal year. Company management and the Company’s independent registered public accounting firm will each confirm to the Audit Committee that each non-audit service on the list is permissible under all applicable legal requirements. The Audit Committee will, in its discretion, either approve or disapprove both the list of permissible non-audit services and the fees for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the Company’s independent registered public accounting firm pursuant to this pre-approval process as well as new non-audit services requesting approval.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to its Chairman the authority to amend or modify the list of approved permissible non-audit services and fees. The Chairman will report action taken to the Audit Committee at the next Audit Committee meeting.

PricewaterhouseCoopers LLP must ensure that all audit and non-audit services provided to the Company have been pre-approved by the Audit Committee.

The Committee hereby reports for the fiscal year ended December 31, 2007 that:

1.	It has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2007 with Company management;

2.	It has discussed with PricewaterhouseCoopers LLP those matters required to be discussed by Statement on Auditing Standards No. 61, Codification of Statement on Auditing Standards, AU §380;

3.	It has received from PricewaterhouseCoopers LLP its written disclosures and a letter required by Independence Standards Board Standard No. 1, Independence Discussions with the Audit Committee, and has discussed with PricewaterhouseCoopers LLP its independence;

4.	It has considered whether, and determined that, the provision of non-audit services to the Company by PricewaterhouseCoopers LLP as set forth below, was compatible with maintaining auditor independence; and

5.	It has reviewed and discussed with PricewaterhouseCoopers LLP its internal quality control procedures, and any material issues raised by the most recent internal quality control review, or peer review, or by any inquiry or investigation by governmental or professional authorities within the preceding five years.

Based on the items reported above, on February 15, 2008 the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC. The recommendation was accepted by the Board on the same date.

Mr. Thomas P. Salice	Mr. Edward Conard	Mr. William J. Miller	Ms. JoAnn A. Reed

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2007 about shares of Common Stock outstanding and available for issuance under the Waters 2003 Equity Incentive Plan.

			(c)
			Number of securities
			remaining available for
			future issuance under
	(a)	(b)	the Waters 2003
	Number of securities to	Weighted-average	Equity Incentive Plan
	be issued upon exercise	exercise price of	(excluding securities
	of outstanding options,	outstanding options,	reflected
Plan category	warrants and rights	warrants and rights	in column (a))

Equity compensation plans approved by security holders	7,097,000	$43.93	4,711,000
Equity compensation plans not approved by security holders	0	0	0

Total	7,097,000	$43.93	4,711,000

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

The Compensation and Management Development Committee currently consists of Mr. Joshua Bekenstein, Mr. Christopher A. Kuebler, Mr. William J. Miller (Chairman), and Mr. Thomas P. Salice. No member of the Company’s Compensation and Management Development Committee serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as members of the Waters’ Board of Directors or its Compensation and Management Development Committee.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Objectives of Waters Executive Compensation Program

It is the philosophy of the Board’s Compensation and Management Development Committee (the “Committee”) that Waters executive compensation program be both performance and market-based, and that a significant portion of the compensation program should be allocated to variable performance-based compensation instruments. The objectives of the Company’s executive compensation program are aligned with the Committee’s philosophy and are as follows:

•	To focus senior management on achieving financial and operating objectives which provide long-term shareholder value.

•	To align the interests of senior management with the Company’s shareholders.

•	To attract and retain senior executive talent.

What is the Waters Executive Compensation Program designed to reward?

The compensation program is designed to motivate and reward executives for sustained high levels of achievement of the Company’s financial and operating objectives. It is the Company’s general intent to provide base salaries that are less than the market median for similarly situated executives in comparable firms, and to provide annual incentive opportunities that are greater than the market median. In aggregate, these two components, less than median base salaries and greater than median incentives, provide a total target cash compensation opportunity that approximates the median of the market. Actual base salaries may vary from this generally targeted position based on the performance, tenure, experience and contributions of the individual. Actual incentives will vary with the performance of the Company. Actual total cash can be less than or greater than the median of the market, based on these factors. We believe that the structure of our total cash compensation effectively aligns executives with shareholders by placing emphasis on the achievement of annual earnings per share growth objectives.

Sustained high levels of annual achievement of diluted earnings per share (“E.P.S.”) growth goals drive long-term shareholder value and the Waters’ compensation program is designed to reward the creation of shareholder value through the use of stock options. Stock options align executive compensation with shareholder interests because options only have value to the executive if the stock price increases over time. The value of Waters’ stock option grants enhances the competitive position of the executive’s total direct compensation (base salary, annual bonus and stock options) and further increases the orientation of total compensation toward performance-based instruments.

E.P.S growth goals are based on E.P.S. reported in accordance with generally accepted accounting principles (“GAAP”). Annual E.P.S. results may be adjusted to exclude certain charges and credits, net of the tax, including but not limited to purchased intangibles amortization, restructuring, litigation, asset and equity investment impairments and other items considered unusual or one-time. The Committee reviews and approves the annual adjusted E.P.S. (“non-GAAP E.P.S.”) for purposes of measuring E.P.S. growth goal achievement. The Committee considers these items non-operational transactions and not directly related to the ongoing operations of the Company.

Consistent with this performance-oriented compensation philosophy, performance-based compensation instruments comprise more than 70% of the total compensation (including benefits) for all named executive officers as outlined in the Summary Compensation Table.

What are the elements of executive compensation?

There are three key elements of executive compensation: base salary, senior management incentive bonus, and long-term performance-based awards. Although the amount of each element of compensation for each executive officer differs based on position-specific market data, the criticality of the executive position to the business and the executive’s level of contribution, competitive compensation for their respective position and other individual factors, the overall structure and compensation elements utilized is consistent for the CEO and all executive officers.

Base Salary

The base salaries for executive officers are reviewed annually by the Committee. Individual salaries are based upon a combination of factors including past individual performance and experience, Company performance, scope of responsibility, competitive salary levels and an individual’s potential for making contributions to future Company performance. The Committee considers all these factors in determining base salary increases and does not assign a specific weighting to any individual factor.

Base salary increases for executive officers for fiscal year 2007, which were approved by the Committee in December 2006, ranged between 7.7% and 9.3%. These increases were determined by the Committee based on the above factors, including the Company’s 2006 non-GAAP E.P.S. growth of 22% which exceeded 2006’s targeted 15% E.P.S. growth. In 2005, the Company’s non-GAAP E.P.S growth fell below the 15% target set by the Committee and 2006 base salary increases, approved in December 2005, were substantially lower and ranged between 0% and 3.3%.

At the end of fiscal 2007, the Committee considered the factors listed above in determining the 2008 salary levels for executive officers, including the Company’s 2007 non-GAAP E.P.S. growth of 20% exceeding the 15% target set by the Committee in February 2007. In addition, the competitive analysis, the details of which are described in a later section of this Proxy Statement indicated that on average the base salaries for executive officers fell at the 30th percentile of the competitive market for their respective positions. All base salaries for executive officers were below the 50th percentile for their respective positions. For 2008, the Committee approved base salary increases for executive officers that ranged between 5.0% and 9.8%. The base salaries in effect for 2008 for all executive officers remain at or below the 50th percentile for their respective positions that is consistent with our philosophy to emphasize performance-based pay.

Annual Incentive

The Management Incentive Plan is the annual incentive plan for executive officers, senior executives, and other key employees of the Company. The Committee establishes performance targets at the beginning of each fiscal year for executive officers. Executive officers then establish performance targets for the remaining participants. Achievement of 100% of the performance target is required for an incentive payout equal to 100% of the incentive plan target. The target payouts for Messrs. Berthiaume, Caputo, Ornell, Beauduoin and Ms. Rae are 100%, 90%, 60%, 60% and 40% respectively. The threshold payouts are 25% of the target payout, and would be payable upon achievement of threshold performance. Performance below the threshold level would result in a $0 payout. The plan also provides for a maximum payout amount of $5,000,000 that was established to comply with the maximum payout requirements of Section 162(m) of the Internal Revenue Code of 1986 (the “Code).

The Committee has historically established Management Incentive Plan targets for executive officers based on earnings per share growth over the prior year. Over the past five years, the Company has achieved non-GAAP E.P.S. growth that has ranged from 10% to 26% and has exceeded 15% growth in four of the past five years. The Management Incentive Plan is designed to provide increasing levels of bonus payout to the executive consistent with increasing levels of earnings per share growth. The Committee evaluates the results of the Company’s performance against previously established targets in order to determine the individual bonuses for the executive officers under the Management Incentive Plan. For the 2007 fiscal year, the Committee established a 15% E.P.S. growth target over 2006. In addition, the Committee established a minimum threshold operating income performance requirement. In fiscal 2007, the Company exceeded the threshold operating income requirement and achieved 20% non-GAAP E.P.S. growth. Non-GAAP E.P.S. for 2007 was $2.75 and excluded purchased intangible amortization and a one-time charge associated with the freezing of pay credit accruals under the Company’s U.S. defined benefit pension plan. Non-GAAP E.P.S for 2006 was $2.29 and excluded purchased intangible amortization, restructuring charges and an impairment of an equity investment. This above target Company performance resulted in above target payouts for Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae

equal to 200%, 180%, 125%, 125% and 80% of base salary respectively under the Management Incentive Plan for fiscal year 2007. These bonus amounts for above target performance are consistent with the Committee’s philosophy to provide greater bonus opportunity for higher levels of performance. The Committee has established a 15% E.P.S. growth target and similar operating income threshold measures for fiscal year 2008.

Long-Term Performance-Based Awards

The Committee considers and grants stock options to executive officers and other senior executives to align the interests of these executives with those of Waters’ shareholders. We believe that stock options provide strong alignment between shareholders and these executives because the value of a stock option to an executive is directly related to the stock price appreciation delivered to shareholders over time. Conversely, poor stock price performance provides no stock option value to the executive.

In 2005, the Committee reviewed and evaluated in detail various long-term incentive instruments with a compensation consultant, Pearl Meyer & Partners. Based on this analysis, the Committee determined that non-qualified stock options (“NSO”) most effectively meet Waters’ objectives for using performance oriented equity instruments for executive officers and senior executives. Below the senior executive level, the Company’s primary objective for long-term equity compensation is the retention of key talent. Relying in part on advice from Pearl Meyer & Partners, the Committee also determined that restricted stock units (“RSU’s”) were the most effective long-term incentive instrument to meet its objective of retention for these employees. Waters has chosen not to employ restricted stock units for the senior management group to date.

Consistent with the Company’s strong financial and operational performance in 2007, it was the intention of the Committee to grant 125,000 NSO’s to Mr. Berthiaume. As in 2006, Mr. Berthiaume did not feel that an equity award for him was necessary at this time and declined to be considered for an option grant in 2007. The Committee expects to consider Mr. Berthiaume for future stock option grants.

The Committee considered the operational and financial performance of the Company during fiscal year 2007, individual performance and competitive market data in determining NSO grants for Messrs. Ornell, Caputo, Beaudouin and Ms. Rae. In addition to these factors, the Committee also considers dilution, share usage and Statement of Financial Accounting Standard No. 123(R) “Share-Based Payment” (“SFAS 123(R)”) expense in determining the number of shares to grant to executives. These factors were considered collectively without a specific weighting assigned to any one factor. The NSO’s were granted under the Waters Corporation 2003 Equity Incentive Plan based on the closing price of the Common Stock on the grant date, December 11, 2007. These options will vest at 20% per year for five years, and have a ten-year term. The five-year vesting schedule supports both the long-term focus of this element of compensation and Waters’ objective to retain senior executives.

Other Compensation

The Company does not offer any perquisites for the exclusive benefit of executive officers. Senior executives are eligible to participate in other compensation and benefit plans that are generally offered to other employees, such as the Waters Employee Investment Plan (the “401(k) plan”), employee stock purchase, health and insurance plans. They are also eligible to participate in the Waters 401(k) Restoration Plan that is available to all employees who meet certain minimum earnings eligibility criteria.

On September 4, 2007 the Board of Directors approved certain changes to the Company’s U.S. qualified and non-qualified retirement plans. A detailed description of the Waters Retirement Plan and the Waters Retirement Restoration Plan, as well as the changes effective September 4, 2007, can be found in the Pension table and accompanying narrative section of this Proxy Statement. These changes impacted the executive officers in the same manner as all other employees. In connection with these changes, the Company will provide a one-time transition benefit which is described in detail in the narrative section following the Pension table in this Proxy Statement. Mr. Berthiaume declined to participate in the one-time transition benefit. All other executive officers will participate in the same manner as all other eligible employees. In addition, the Waters 401(k) Restoration Plan is described in detail in the Non-Qualified Deferred Compensation table and narrative section of this Proxy Statement.

Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae are each party to an Executive Change of Control/Severance Agreement which is described in detail in the Payments Upon Termination or Change of Control section of this Proxy Statement.

Stock Ownership Guidelines

The importance of ownership in Waters’ stock by the executive officers is further emphasized through the ownership guidelines that require the Chief Executive Officer to acquire and retain Common Stock equal to five times his base salary over a three-year period. Additionally, members of the Company’s Executive Committee, Messrs. Caputo, Ornell, Beaudouin and Ms. Rae, are required to accumulate and retain Common Stock equal to two times their base salary over a five-year period. These guidelines were approved by the Board in February, 2004. The three and five year accumulation periods begin the later of February, 2004 or the executive’s promotion or hiring onto the Executive Committee. The ownership guidelines have been met by Mr. Berthiaume, Mr. Caputo and Mr. Ornell. Mr. Beaudouin and Ms. Rae are relatively new to their positions and are in the process of achieving their ownership requirement.

Stock Option Grant Practices

It has been the consistent practice of the Committee to grant stock options to senior executives annually at the Committee’s December meeting. Grant prices are established based on the closing price of the Common Stock on the date of grant.

Why does Waters choose to pay each element?

Each element of executive compensation addresses specific objectives of the program and together they meet the overall objectives of the Waters’ executive compensation program. The mix of short-term cash incentives and long-term equity incentives focuses executives on achievement of annual financial and operating objectives that drive long-term shareholder value. The Company does not target a specific mix of compensation between short-term and long-term vehicles. The Company does consider multiple factors, including the competitive market, Company and individual performance.

Base salaries are important in attracting and retaining senior executives and other key employees. It is Waters’ general intent to set base salaries slightly below market median levels relative to the market for comparable positions and to consider the base salary amount in conjunction with the annual target incentive bonus amount.

The purpose of the Management Incentive Plan is to motivate executive officers, senior executives and other employees to achieve the annual E.P.S. growth and operating targets established at the beginning of the fiscal year. This element of compensation is important in meeting the objective of allocating a significant portion of annual compensation to variable performance-based compensation.

Long-term equity based compensation awards are designed to motivate senior executives and other key employees to contribute to the Company’s long-term growth of shareholder value and to align executives’ compensation with the growth in Waters’ stock price.

The Waters 401(k) Restoration Plan and the Waters Retirement Restoration Plan are designed to restore the benefits, matching contributions and compensation deferral that are limited by IRS benefit and compensation maximums. These plans are described fully in the narrative that accompanies the Pension table and the Non-Qualified Deferred Compensation table in this Proxy Statement.

The Company provides Change in Control/Severance Agreements for executive officers and key senior executives to ensure continuity of executive management in the event of a change in control of the Company, and to provide transition income for executives so that executives can evaluate a potential change in control in the best interests of the Company and shareholders. Payments Upon Termination or Change of Control are described more fully in the respective section herein.

How does Waters determine the amount of each compensation element?

In determining the overall structure of the compensation elements, the Committee reviews the competitive market and compensation practice data as provided by Pearl Meyer & Partners and as described in detail below. The Committee also reviews the compensation package in total to ensure that the total compensation package emphasizes performance-based compensation elements and is designed to meet the overall objectives of the Executive Compensation Program.

The Committee considers a range of factors in determining the amount of each compensation element for each executive officer. The range of factors includes Company performance, individual performance and experience, competitive compensation levels, the competitive markets, scope of responsibility and an individual’s potential for making future contributions to the Company.

Competitive Market Assessment

Competitive market data is an important component in determining the amount of compensation for each element and each executive. The Committee utilizes an outside consultant, Pearl Meyer & Partners, to provide advice on the structure of executive compensation as well as competitive data on base salary, total cash compensation, and long-term incentives. In addition, the Committee reviews the total compensation package for an executive from the perspective of total direct compensation which includes base, actual bonus and the value of the long-term incentive grant.

Pearl Meyer & Partners and the Committee utilize multiple sources to review the competitive marketplace for each executive. Sources include surveys such as the Hewitt Executive Compensation Survey and the CHiPS Executive and Senior Management Total Compensation Survey, as well as a core peer group of 13 publicly traded firms within the life sciences and analytical instrument industry with generally similar revenues and market capitalization as Waters. The median revenue for the peer group is $1,708,000,000 and the median market capitalization is $4,416,000,000. The peer group includes the following companies: Agilent, Applera-Applied Biosystems Group, Beckman Coulter, Bio-Rad Laboratories, Dade Behring Holdings, Invitrogen Corp., Mettler-Toledo, Millipore Corp., Pall, Perkin Elmer, Thermo Fisher Scientific, Varian Inc., and Varian Medical Systems. Data from the survey sources and the peer companies are combined to develop a primary market composite. The Hewitt Executive Compensation Survey provides a general industry perspective based on revenue scope for each executive position. The CHIPS Executive and Senior Management Total Compensation Survey provides a high technology perspective based on revenue for each executive position.

In addition, the Committee considers data from a broader group of 20 high technology companies with median revenues of $1,644,000,000 and market capitalization of $5,277,000,000. The high technology group includes the following 20 companies: Activision, Applera-Applied Biosystems Group, Autodesk, C.R. Bard, Barr Pharmaceuticals, Beckman Coulter, BMC Software, Cadence Design Systems, Citrix Systems, Cognos, Dade Behring Holdings, Invitrogen Corp., King Pharmaceuticals, McAfee, Millipore Corp., Mylan Laboratories, ResMed, Respironics, Sepracor, Varian Medical Systems. The Committee, with management, reviews the appropriateness of the peer group and the high technology group each year.

Management’s Role in Executive Compensation

The Committee approves all compensation decisions for the executive officers. In discharging their responsibility with regard to the compensation of the Company’s CEO and other senior executives, the Committee utilizes the services of Pearl Meyer & Partners as an outside compensation consultant. The Vice President of Human Resources also provides the Committee with information and analysis on the Company’s executive compensation programs, as requested. Mr. Berthiaume provides the Committee with his assessment of the performance of the Company and other executive officers, and makes recommendations for the compensation of other executive officers. The Committee makes all decisions with respect to the compensation of the CEO and executive officers. No executive officer makes any decision on any element of his/her own compensation.

Role of the Compensation Consultant:

The Committee utilizes the services of Pearl Meyer & Partners as an outside compensation consultant. Pearl Meyer & Partners participates in Compensation and Management Development Committee meetings and executive sessions and provides the Committee with information and advice on executive and director compensation such as competitive market assessments, trends, best practices and plan design.

Tax and Accounting Implications

Waters considers all the tax and accounting aspects of the compensation instruments utilized by it in determining the most efficient method to use in delivering executive compensation. This includes but is not limited to Section 162(m) of the Code. Section 162(m) generally limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualify as performance-based. The Committee believes that payments under the Management Incentive Plan and equity grants under the 2003 Equity Incentive Plan qualifies as performance-based compensation. It is the Company’s intent to qualify plans for full deductibility to the extent that it is consistent with the Company’s overall compensation objectives.

How does each element and Waters’ decision regarding that element fit into the Company’s overall compensation objectives and affect decisions regarding other elements of compensation?

The Committee considers the effectiveness of each element of compensation in meeting the Company’s overall objectives for executive compensation as well as the competitive marketplace for each element of compensation. In addition, the Committee reviews the combined total of all compensation elements, or total direct compensation, in order to appropriately position total direct compensation relative to both the marketplace and the Company’s objectives. The Committee also believes that it is important to provide meaningful reward and recognition opportunities to executive officers irrespective of the potential gains the executive may realize from prior awards.

Certain Relationships and Related Transactions and Director Independence

Related Party Transaction Approval and Disclosure Policy

The material terms of the policy are disclosed in the corporate Governance section of this proxy statement. The Board has determined that each Director other than Mr. Berthiaume, the Company’s Chairman, President and Chief Executive Officer, has no material relationship with the Company and otherwise qualifies as “independent” under applicable listing standards of the New York Stock Exchange.

Loans to Executive Officers

At December 31, 2007 there were no loans outstanding due from executive officers. In compliance with the Sarbanes-Oxley Act of 2002, the Company no longer makes loans to its executive officers.

Indemnification of Directors and Officers

The Company provides indemnification for its Directors and executive officers in addition to the indemnification provided for in the Company’s Second Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws.

Compensation and Management Development Committee Report

The Compensation and Management Development Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K promulgated by the SEC. Based on these discussions, the Compensation and Management Development Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Mr. William J. Miller, Chairman	Mr. Joshua Bekenstein	Mr. Christopher A. Kuebler	Mr. Thomas P. Salice

The table below summarizes the total compensation paid or earned by each executive officer for the fiscal years ended December 31, 2007 and 2006, respectively.

Summary Compensation Table

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
				Stock		Incentive Plan	Deferred	All Other
		Salary	Bonus	Awards	Option	Compensation	Compensation	Compensation
Name and Principal Position	Year	($)	($)	($)	Awards ($)	($)	Earnings ($)	($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Douglas A. Berthiaume Chairman, President and Chief Executive Officer	2007	$700,000	—	—	$1,373,100	$1,400,000	$264,092	$71,082	$3,808,274

	2006	$650,000	—	—	$2,041,401	$1,625,000	$127,730	$31,758	$4,475,889

Arthur G. Caputo Executive Vice President and President, Waters Division	2007	$410,000	—	—	$1,887,749	$738,000	$126,055	$8,082	$3,169,886

	2006	$375,000	—	—	$1,845,367	$787,500	$62,891	$8,760	$3,079,518

John A. Ornell Vice President Finance and Administration and Chief Financial Officer	2007	$338,000	—	—	$837,936	$422,500	$53,822	$16,431	$1,668,689

	2006	$310,000	—	—	$954,644	$465,000	$27,885	$16,503	$1,774,032

Mark T. Beaudouin Vice President, General Counsel and Secretary	2007	$338,000	—	—	$861,744	$422,500	$42,304	$25,191	$1,690,639

	2006	$310,000	—	—	$668,331	$465,000	$21,932	$16,503	$1,481,766

Elizabeth B. Rae Vice President Human Resources	2007	$200,000	—	—	$375,258	$160,000	$26,708	$12,402	$775,795

	2006	$185,000	—	—	$295,876	$231,250	$11,662	$6,726	$730,514

(c)	Reflects the base salary earned by the executive officer during each fiscal year.

(f)	SFAS 123(R) is the accounting standard used in determining option award expense. The SFAS 123(R) expense was determined using the Black Scholes option pricing model without regard to estimated forfeitures. The assumptions used to calculate the SFAS 123(R) expense are disclosed in the Company’s Annual Report on Form 10-K for the fiscal years ended December 31, 2007 and 2006, respectively. The closing price of the Common Stock on the grant dates December 11, 2007 and December 13, 2006, were $77.94 and $49.31, respectively. The option award expense for Mr. Berthiaume reflects that Mr. Berthiaume declined to be considered for a grant in 2005, 2006 and 2007. The amounts shown in this column reflect the Company’s accounting expense for these grants, and not the value that may be recognized by the executive officers.

(g)	Reflects the incentive earned for 2007 and 2006 under the Company’s Management Incentive Plan.

(h)	Reflects the change in the annual aggregate estimated present value of accrued retirement benefits from both the Waters Retirement Plan and the Waters Retirement Restoration Plan from 2006 to 2007 and from 2005 to 2006 for Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae. There were no above market earnings on any non-qualified plan balances.

(i)	Reflects the matching contribution for the benefit of the named executive under the non-qualified Waters 401(k) Restoration Plan, the qualified 401(k) Plan and for the dollar value of group term life insurance premiums paid by the Company on behalf of the executive during 2007 and 2006. The matching contribution in 2007 for Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae were $69,750, $6,750, $15,330, $24,090 and $13,254 respectively. The life insurance premiums paid by the Company on behalf of the executive for Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae were $1,332, $1,332, $1,101, $1,101, and $575 respectively. The matching contribution in 2006 for Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae were $29,598, $6,600, $14,775, $14,775, and $5,927 respectively. The 2006 life insurance premiums paid by the Company on behalf of the executive for Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae were $2,160, $2,160, $1,728, $1,728, and $799 respectively. The Company does not offer any perquisites for the exclusive benefit of executive officers.

The table below sets forth the range of potential payouts under the Management Incentive Plan and specifies the grant of stock option awards to the Company’s executive officers in the last fiscal year.

Grants of Plan-Based Awards Fiscal Year 2007

					All Other
					Option
					Awards:
					Number of	Exercise or	Grant Date
		Estimated Possible Payouts Under			Securities	Base Price	Fair Value
		Non-Equity Incentive Plan Awards			Underlying	of Option	of Stock and
	Grant				Options	Awards	Option
Name	Date	Threshold	Target	Maximum	(#)	($/sh)	Awards
(a)	(b)	(c)	(d)	(e)	(j)	(k)	(l)
Douglas A. Berthiaume Chairman, President and Chief Executive Officer		$175,000	$700,000	$2,625,000

Arthur G. Caputo Executive Vice President and President, Waters Division	12/11/2007				85,000	$77.94	$2,401,250

		$92,250	$369,000	$1,291,500

John A. Ornell Vice President Finance and Administration and Chief Financial Officer	12/11/2007				34,000	$77.94	$960,500

		$50,700	$202,800	$709,800

Mark T. Beaudouin Vice President, General Counsel and Secretary	12/11/2007				34,000	$77.94	$960,500

		$50,700	$202,800	$709,800

Elizabeth B. Rae Vice President Human Resources	12/11/2007				25,000	$77.94	$706,250

		$20,000	$80,000	$280,000

(c),	(d), (e) Reflects the range of payout under the Company’s Management Incentive Plan from threshold performance to maximum performance for 2007. Performance below threshold performance would result in no payout under the Management Incentive Plan. Pursuant to Section 162(m), the Management Incentive Plan has a $5,000,000 maximum payout limit.

(j)	Reflects the number of non-qualified stock options granted by the Compensation and Management Development Committee on December 11, 2007. These options will vest 20% per year for 5 years. It was the intention of the Committee to grant a stock option award to Mr. Berthiaume in 2007; however, Mr. Berthiaume declined to be considered for an option grant in 2007.

(k)	Reflects the closing price of the Common Stock on December 11, 2007.

(l)	Reflects the SFAS 123(R) fair value the stock option grant made on December 11, 2007 without regard to forfeitures. Assumptions used to value these awards using the Black-Scholes option pricing model are disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Narrative Disclosure to the Summary Compensation Table and the Grants of Plan Based Awards Table

The non-equity incentive plan award payments, column (g) of the Summary Compensation Table, were earned under the Company’s Management Incentive Plan during fiscal 2007 and 2006, respectively. These incentive payments, which are above the target payout as disclosed in column (d) in the Grants of Plan-Based Awards Table were based on exceeding the threshold requirements for operating income and the above target achievement of the fiscal year E.P.S. goals. The estimated future payouts under the non-equity incentive plan awards in columns (c), (d) and (e) of the Grants of Plan-Based Awards Table represent the threshold, target and maximum payouts respectively for fiscal year 2007 under the Company’s Management Incentive Plan.

The NSO awards listed in column (j) of the Grants of Plan-Based Awards Table were granted pursuant to the Waters Corporation 2003 Equity Incentive Plan. These 2007 stock option awards were granted at a meeting of the Compensation and Management Development Committee held on December 11, 2007. The exercise price of $77.94 is equal to the closing market price of the Common Stock on December 11, 2007. All stock option grants to Messrs. Caputo, Ornell, and Beaudouin and Ms. Rae vest at 20% per year for five years and have a ten-year term. There have been no re-pricings or modifications of stock option awards for executive officers.

There were no discretionary or guaranteed bonus payments (column (d)) or stock awards (column (e)) to executive officers in 2007. Salary (column (c)) comprises 26% or less of the total compensation (column (j)) for each executive officers and supports the Company’s emphasis on performance oriented compensation.

Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae do not have employment agreements with the Company. However, each is a party to an Executive Change of Control/Severance Agreement with the Company as discussed in the Payments Upon Termination or Change of Control section of this Proxy Statement.

The table below sets forth the outstanding equity awards classified as exercisable and un-exercisable for each of the Company’s executive officers as of December 31, 2007.
Outstanding Equity Awards at Fiscal Year-End 2007

	Option Awards					Stock Awards
								Equity
								Incentive	Equity
			Equity					Plan	Incentive Plan
			Incentive					Awards:	Awards:
			Plan				Market	Number of	Market or
			Awards			Number	Value of	Unearned	Payout Value
	Number of	Number of	Number of			of Shares	Shares or	Shares,	of Unearned
	Securities	Securities	Securities			or Units	Units of	Units or	Shares, Units
	Underlying	Underlying	Underlying	Option		of Stock That	Stock	Other Rights	or Other
	Unexercised	Unexercised	Unexercised	Exercise	Option	Have Not	That	That Have	Rights That
	Options(#)	Options(#)	Unearned	Price	Expiration	Vested	Have Not	Not Vested	Have Not
Name	Exercisable	Unexercisable	Options(#)	($)	Date	(#)	Vested($)	(#)	Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Douglas A. Berthiaume Chairman, President and Chief Executive Officer	90,000	60,000	—	$47.12	12/8/2014	—	—	—	—

	120,000	30,000	—	$32.12	12/11/2013	—	—	—	—

	150,000	0	—	$36.25	12/12/2011	—	—	—	—

	100,000	0	—	$72.06	12/7/2010	—	—	—	—

	140,000	0	—	$23.06	12/9/2009	—	—	—	—

	200,000	0	—	$19.69	12/10/2008	—	—	—	—

Arthur G. Caputo Executive Vice President and President, Waters Division	0	85,000	—	$77.94	12/11/2017	—	—	—	—

	20,000	80,000	—	$49.31	12/13/2016	—	—	—	—

	40,000	60,000	—	$38.99	12/2/2015	—	—	—	—

	75,000	50,000	—	$47.12	12/08/2014	—	—	—	—

	80,000	20,000	—	$32.12	12/11/2013	—	—	—	—

	60,000	0	—	$21.39	12/30/2012	—	—	—	—

	50,000	0	—	$72.06	12/7/2010	—	—	—	—

John A. Ornell Vice President Finance and Administration and Chief Financial Officer	0	34,000	—	$77.94	12/11/2017	—	—	—	—

	8,000	32,000	—	$49.31	12/13/2016	—	—	—	—

	16,000	24,000	—	$38.99	12/2/2015	—	—	—	—

	30,000	20,000	—	$47.12	12/8/2014	—	—	—	—

	40,000	10,000	—	$32.12	12/11/2013	—	—	—	—

	40,000	0	—	$21.39	12/30/2012	—	—	—	—

	60,000	0	—	$36.25	12/12/2011	—	—	—	—

	40,000	0	—	$72.06	12/7/2010	—	—	—	—

Mark T. Beaudouin Vice President, General Counsel and Secretary	0	34,000	—	$77.94	12/11/2007	—	—	—	—

	8,000	32,000	—	$49.31	12/13/2016	—	—	—	—

	16,000	24,000	—	$38.99	12/2/2015	—	—	—	—

	30,000	20,000	—	$47.12	12/8/2014	—	—	—	—

	20,000	10,000	—	$32.12	12/11/2013	—	—	—	—

	0	10,000	—	$21.05	4/1/2013	—	—	—	—

Elizabeth B. Rae Vice President Human Resources	0	25,000	—	$77.94	12/11/2007	—	—	—	—

	6,000	24,000	—	$49.31	12/13/2016	—	—	—	—

	12,000	18,000	—	$38.99	12/2/2015	—	—	—	—

	9,000	6,000	—	$47.12	12/8/2014	—	—	—	—

	3,000	3,000	—	$32.12	12/11/2013	—	—	—	—

	2400	0	—	$21.39	12/30/2012	—	—	—	—

	7,500	0	—	$36.25	12/12/2011	—	—	—	—

	6,000	0	—	$72.06	12/7/2010	—	—	—	—

(b)	(c) Although it was the intention of the Committee to grant a stock option award to Mr. Berthiaume in 2005, 2006, and 2007, Mr. Berthiaume declined to be considered for an option grant in each of these years. The expiration date for all grants is ten years from the date of grant. The vesting schedule for all stock option grants is 20% per year for five years. Grants with expiration dates of December 30, 2012 or earlier are 100% vested as of December 31, 2007. Vesting dates for annual grants with expiration dates after December 30, 2012 are December 11, December 8, December 2, December 13 and December 11, respectively. On the annual anniversary of each of these dates, an additional 20% of the total number of shares granted will vest until 100% of the original grant is vested on the fifth anniversary of the grant date. In addition, Mr. Beaudouin’s new hire grant made on April 1, 2003 will vest an additional 20% on April 1, 2008.

The table below sets forth certain information regarding stock option awards exercised for the Company’s executive officers during the last fiscal year.

Option Exercises and Stock Vested Fiscal Year 2007

	Option Awards		Stock Awards
	Number of Securities	Value Realized Upon	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)	on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Douglas A. Berthiaume Chairman, President and Chief Executive Officer	180,000	$9,526,905	—	—

Arthur G. Caputo Executive Vice President and President, Waters Division	275,000	$10,416,830	—	—

John A. Ornell Vice President Finance and Administration and Chief Financial Officer	96,000	$4,770,932	—	—

Mark T. Beaudouin Vice President, General Counsel and Secretary	60,000	$2,569,261	—	—

Elizabeth B. Rae Vice President Human Resources	18,600	$903,903	—	—

(a)	All of options exercised by Mr. Berthiaume and a portion of the options exercised by Mr. Ornell had expiration dates of December 2, 2007.

The table below sets forth certain information regarding payments or other benefits in connection with retirement of the Company’s executive officers.

Pension Benefits Fiscal Year 2007

		Number of
		Years of	Present Value of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefits ($)	Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Douglas A. Berthiaume Chairman, President	Waters Corporation Retirement Plan	27.12	$254,796	—

and Chief Executive Officer	Waters Corporation Retirement Restoration Plan	27.12	$1,401,332	—

Arthur G. Caputo Executive Vice President	Waters Corporation Retirement Plan	30.19	$262,685	—

and President, Waters Division	Waters Corporation Retirement Restoration Plan	30.19	$541,386	—

John A. Ornell Vice President Finance	Waters Corporation Retirement Plan	17.54	$160,498	—

and Administration and Chief Financial Officer	Waters Corporation Retirement Restoration Plan	17.54	$142,852	—

Mark T. Beaudouin Vice President,	Waters Corporation Retirement Plan	4.75	$41,757	—

General Counsel and Secretary	Waters Corporation Retirement Restoration Plan	4.75	$77,391	—

Elizabeth B. Rae Vice President	Waters Corporation Retirement Plan	11.96	$76,405	—

Human Resources	Waters Corporation Retirement Restoration Plan	11.96	$13,133	—

The present value of the accumulated benefit is calculated in accordance with Statement of Financial Accounting Standard No. 87 “Employers Accounting for Pensions”. Please refer to footnotes in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for the Company’s policy and assumptions made in the valuation of this accumulated benefit.

During 2007, the Company sponsored the Waters Retirement Plan (“Retirement Plan”), a U.S. defined benefit cash balance plan, for all U.S. employees. The Waters Retirement Restoration Plan is a U.S. un-funded, non-qualified plan which restores the benefits under the Waters Retirement Plan that are limited by IRS benefit and compensation maximums. As a cash balance plan, each participant’s benefit is determined based on annual pay credits and interest credits which are made to each participant’s notional account.

Pay credits range from 4.0% to 9.5% of eligible compensation, depending on a participant’s amount of compensation and length of service with the Company. Eligible compensation includes base salary, incentive and bonus payments, commissions, and pre-tax deferrals, but excludes compensation related to stock option exercises, stock awards, and other compensation such as relocation expenses or employer contributions to retirement plans. Interest credits are based on the one-year constant maturity Treasury Bill rate on the first business day in November of the preceding plan year plus 0.5%, subject to a 5.0% minimum and a 10.0% maximum rate. A participant is not vested in the Retirement Plan until completion of five years of service at which time the employee becomes 100% vested. The normal retirement age under the plan is age 65. The valuation method and material assumptions used in calculating the benefit reported in column (d) are disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

In September 2007, the Board of Directors approved certain changes to the Company’s qualified and non-qualified retirement plans. The changes include freezing pay credit accruals under the Retirement Plan effective as of December 31, 2007 and increasing the employer matching contributions to the 401(k) Plan, beginning January 1, 2008. The changes will also freeze pay credit accruals in the Retirement Restoration Plan and will update the Waters 401(k) Restoration Plan to reflect the increased employer matching contributions and a one-time transition benefit under the 401(k) Plans described below. The changes to the Retirement Restoration Plan and the 401(k) Restoration Plan were effective January 1, 2008.

In connection with these changes, the Company gave Retirement Plan participants who were active as of December 31, 2007, a one-time transition benefit equal to the pay credit percentage such participants received in 2007, less 3%, (which represents the additional employer matching contribution, which will be available to participants in the 401(k) Plans in 2008), multiplied by three (3). This one-time transition benefit was contributed to employees’ 401(k) Plan accounts in early March 2008.

Mr. Berthiaume declined to participate in the one-time transition benefit. All other executive officers will participate in the transition benefit in the same manner as all eligible employees. The transition benefit to be contributed in March 2008 for Messrs. Caputo, Ornell, Beaudouin and Ms. Rae are $146,055, $67,158, $42,822 and $31,950 respectively.

Messrs. Berthiaume and Caputo are currently eligible for early retirement under the Retirement Plan and Retirement Restoration Plan. Under these plans, early retirement is defined as attainment of age 62 with at least 10 years of service. However, former participants of the Millipore Retirement Plan are eligible for early retirement upon attainment of age 55 with at least 10 years of service. Messrs. Berthiaume and Caputo are former Millipore Retirement Plan participants.

The table below summarizes the deferred compensation in the last fiscal year for the Company’s executive officers.

Non-Qualified Deferred Compensation Fiscal Year 2007

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/	Balance
Name	Last FY ($)	Last FY ($)	in Last FY ($)	Distributions ($)	at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Douglas A. Berthiaume Chairman, President and Chief Executive Officer	$139,500	$63,000	$570,586	—	$4,853,614

Arthur G. Caputo Executive Vice President and President, Waters Division	$0	$0	$51,864	—	$703,179

John A. Ornell Vice President Finance and Administration and Chief Financial Officer	$33,800	$8,580	$66,737	—	$710,792

Mark T. Beaudouin Vice President, General Counsel and Secretary	$80,300	$17,340	$23,604	—	$347,845

Elizabeth B. Rae Vice President Human Resources	$12,000	$5,077	$520	—	$18,535

(b)	Amounts in this column are also reported as salary (column(c)) or non-equity incentive compensation (column (g)) in the Summary Compensation Table.

(c)	Amounts in this column represent Company contributions to the 401(k) Restoration Plan. These amounts are also reported under “All Other Compensation” in the Summary Compensation Table.

(d)	Amounts reflected in this column are not included in the Summary Compensation Table because the earnings are not “above-market”.

All non-qualified deferred compensation contributions made by the executive officer, or by the Company on behalf of the executive officer, are made pursuant to the 401(k) Restoration Plan. The purpose of the 401(k) Restoration Plan is to allow certain management and highly- compensated employees to defer wages to a non-qualified retirement plan in addition to the amount permitted to be deferred under the 401(k) Plan ($15,500 in 2007). The 401(k) Restoration Plan is also intended to permit participants to receive the additional matching contributions that they would have been eligible to receive under the 401(k) Plan if the IRS limit on compensation for such plan, $225,000 in 2007, did not apply.

Payments Upon Termination or Change of Control

Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae do not have employment agreements with the Company. However, each is party to an Executive Change of Control/Severance Agreement dated February 24, 2004 and amended February 27, 2008. Under the terms of their agreements as amended February 27, 2008, if any such executive’s employment is terminated without cause during the period beginning 9 months prior to, and ending 18 months following, a “change of control” of the Company (as defined in the agreement), or such executive terminates his or her employment “for good reason” (as defined in the agreement) during the 18 month period following a change of control of the Company, such officer would be entitled to receive the following in a lump sum payment:

•	Two times the annual base salary;
•	Two times the greater of the annual accrued bonus in the year of termination or target bonus;
•	Twenty-four months of continued insurance benefit coverage (life, accident, health and dental) substantially similar to the coverage he or she had been receiving prior to any such termination or the premium equivalent.

In addition, under the terms and conditions of the named executive officers’ stock option agreements issued under the 1996 Long Term Performance Incentive Plan and the 2003 Equity Incentive Plan, in the event of a change in control, all of their outstanding and unvested stock options will accelerate and become fully exercisable.

The agreement further provides that the benefits will be supplemented by an additional payment to “gross up” such executive for any excise tax under the “golden parachute” excise tax provisions of the Code §§ 280G and 4999 to ensure that after the payments for change in control, the executive is in the same economic position as if the payment were not subject to an excise tax. This additional payment would be equal to the sum of the excise tax on any “parachute payment” and the additional tax attributable to the receipt of the gross-up payment.

If the employment of a named executive officer had been terminated without cause or the officer resigned for good reason on December 31, 2007 and within 18 months of a change in control, they would have received the following cash severance and incremental benefits (given retroactive effect to the changes made):

Potential Severance and Incremental Benefits Upon Change-in-Control

	Cash Severance		Other Benefits
				In-the-
				Money		Total Value
	Base			Value of		of Change-
	Salary	Bonus		Accelerated		in-Control
	(2X Current	(2X Target	Benefits	Stock	Excise Tax	Related
Name	Base Salary)	Bonus)	Continuation	Options	Gross-Up	Benefits
Douglas A. Berthiaume Chairman, President and Chief Executive Officer	$1,400,000	$1,400,000	$28,070	$3,325,500	—	$6,153,570

Arthur G. Caputo Executive Vice President and President, Waters Division	$820,000	$738,000	$28,070	$7,418,150	—	$9,004,220

John A. Ornell Vice President Finance and Administration and Chief Financial Officer	$676,000	$405,600	$27,514	$3,061,160	—	$4,170,274

Mark T. Beaudouin Vice President, General Counsel and Secretary	$676,000	$405,600	$27,514	$3,641,361	$813,810	$5,564,285

Elizabeth B. Rae Vice President, Human Resources	$400,000	$160,000	$26,062	$1,796,480	$459,439	$2,841,981

The cash severance was calculated assuming the base salary and annual bonus target under the Management Incentive Plan for 2007, in effect on December 31, 2007. The benefit continuation payment is based on premium costs as of December 31, 2007. Mr. Beaudouin and Ms. Rae’s total value of change-in-control related benefits would result in an excise tax or gross-up payment to the executive officer.

The table below summarizes the director compensation for the Company’s independent directors in the last fiscal year.

Director Compensation Fiscal Year 2007

Name	Fees Earned or	Stock	Option	Non-Equity	Change in	All Other	Total ($)
	Paid in Cash ($)	Awards ($)	Awards ($)	Incentive	Pension	Compensation ($)
				Compensation ($)	Value and
					Non-Qualified
					Deferred
					Compensation
					Earnings ($)
(a)	(b)	(c)	(d)	(e)	(f)	(f)	(f)
Joshua Bekenstein	$52,000	$43,917	$70,115	—	—	—	$166,032
Michael J. Berendt, Ph.D.	$54,000	$43,917	$70,115	—	—	—	$168,032
Edward Conard	$56,500	$43,917	$70,115	—	—	—	$170,532
Laurie H. Glimcher, M.D.	$50,500	$43,917	$70,115	—	—	—	$164,532
Christopher A. Kuebler	$47,500	$31,043	$27,667	—	—	—	$106,210
William J. Miller	$67,500	$43,917	$70,115	—	—	—	$181,532
JoAnn A. Reed	$58,000	$31,043	$27,667	—	—	—	$116,710
Thomas P. Salice	$75,500	$43,917	$70,115	—	—	—	$189,532

SFAS 123(R) is the accounting standard used in determining option award expense. The SFAS 123(R) expense was determined using the Black Scholes option pricing model without regard to estimated forfeitures. The assumptions used to calculate the SFAS 123(R) expense are disclosed in the Company’s Annual Report on Form 10-K for the fiscal years ended December 31, 2007

(c)	Messrs. Bekenstein, Berendt, Conard, Kuebler, Miller, Salice, and Ms. Glimcher and Ms. Reed were each granted 1,000 restricted stock awards on January 3, 2007, with a SFAS 123(R) fair value of $48,880 and a vesting date of January 30, 2010. The closing price of the Common Stock was $48.88 on January 3, 2007. The unvested restricted stock awards for Messrs. Bekenstein, Berendt, Conard, Kuebler, Miller, Salice, Ms. Glimcher, and Ms. Reed on December 31, 2007 were 3,000, 3,000, 3,000, 2,000, 3,000, 3,000, 3,000, and 2,000 shares, respectively.

(d)	Messrs. Bekenstein, Berendt, Conard, Kuebler, Miller, Salice, and Ms. Glimcher and Ms. Reed were each granted 4,000 non-qualified stock options on January 3, 2007, with a SFAS 123R fair value of $72,760 and a vesting schedule of 20% per year for five years. The closing price of the Common Stock on January 3, 2007 was $48.88 per share. The outstanding non-qualified stock options for Messrs. Bekenstein, Berendt, Conard, Kuebler, Miller, Salice, Ms. Glimcher, and Ms. Reed on December 31, 2006, were 36,000, 36,000, 36,000, 8,000, 36,000, 35,200, 19,400 and 8,000 options, respectively.

For services performed in the year 2007, outside Directors each received a retainer of $40,000 for the year, paid quarterly; $1,500 for each Board and Committee meeting attended, an annual of 4,000 non-qualified stock options and 1,000 shares of restricted stock. In addition, a Committee Chairman received an annual retainer of $4,000.

All Directors are also reimbursed for expenses incurred in connection with their attendance at meetings. Directors who are full-time employees of the Company receive no additional compensation or benefits for service on the Board or its committees.

The Committee utilizes an outside external consultant, Pearl Meyer & Partners, to provide advice on the structure of Director compensation. Pearl Meyer & Partners and the Committee utilize sources of data consistent with the Executive Compensation Assessment which include the peer group of 13 publicly traded firms, as well as data from a broader group of 20 high technology companies with revenues and market capitalization similar to Waters. Based on the Competitive Assessment, the Board approved the compensation for Board members for services performed in 2008. In 2008, Board compensation will include a retainer of $50,000 for the year, paid quarterly, $1,500 for each Board and Committee meeting attended. The lead Director will receive an additional annual retainer of $5,000 resulting in a total annual retainer of $55,000. The annual retainer for the Audit Committee chairman will be $10,000. The chairman of both the Nominating and Compensation and Management Development Committees will each receive a $5,000 annual retainer. Equity compensation of 1,000 restricted stock awards and 3,500 non-qualified stock options was granted on the first business day of the fiscal year.

The Company also sponsors the 1996 Non-Employee Deferred Compensation Plan which provides non-employee members of the Board of Directors with the opportunity to defer 100% of retainer, meeting and committee fees. Fees may be deferred in cash or invested in Waters Common Stock Units. If a Director elects to defer his or her fees in Waters Common Stock Units, the amount deferred is converted into Common Stock Units by dividing the amount of fees payable by the average stock price of the Company’s Common Stock for the fiscal quarter. If the Director elects to defer his or her fees into a cash account, interest will be credited based on the prime rate plus 50 basis points. Messrs. Bekenstein and Conard elected to defer fees into Waters Common Stock Units in 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information regarding beneficial ownership of Common Stock as of March 20, 2008 by each person or entity known to the Company who owns beneficially five percent or more of the Common Stock, by each named executive officer and Director nominee and all executive officers and Director nominees as a group.

		Percentage of
	Amount and Nature of	Outstanding
Name of Beneficial Owner	Beneficial Ownership(1)	Common Stock(1)

5% Stockholders
Fidelity Investments(2)	9,305,268	9.27%
Directors and Executive Officers
Mark T. Beaudouin(3)(4)	87,272	*
Douglas A. Berthiaume(3)(5)	3,581,882	3.55%
Arthur G. Caputo(3)	800,734	*
John Ornell(3)(6)	250,111	*
Elizabeth Rae(3)(7)	48,850	*
Joshua Bekenstein(3)(8)(11)	45,000	*
Dr. Michael J. Berendt(3)(12)	33,000	*
Edward Conard(3)(8)(10)	41,000	*
Dr. Laurie H. Glimcher(3)(12)	16,400	*
Christopher A. Kuebler(3)(11)	5,400	*
William J. Miller(3)(8)(10)(11)	34,500	*
JoAnn A. Reed(3)(10)	5,400	*
Thomas P. Salice(3)(8)(9)(10)(11)(12)	71,900	*
All Directors and Executive Officers as a group (13 persons)	5,021,450	4.94%

*	represents less than 1% of the total number of the issued and outstanding shares of Common Stock.

(1)	Figures are based upon 100,075,626 shares of Common Stock outstanding as of March 20, 2008. The figures assume exercise by only the stockholder or group named in each row of all options for the purchase of Common Stock held by such stockholder or group which are exercisable within 60 days of March 20, 2008.

(2)	Figures include 494,648 shares with sole power to vote or direct the vote, and 9,305,268 shares with sole power to dispose or to direct the disposition of shares based on information set forth in a Schedule 13G filed with the SEC on February 13, 2008 by FMR LLC, for itself and related entities. The address for FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(3)	Includes share amounts which the named individuals have the right to acquire through the exercise of options which are exercisable within 60 days of March 20, 2008 as follows: Mr. Beaudouin 84,000, Mr. Berthiaume 800,000, Mr. Caputo 325,000, Mr. Ornell 234,000, Ms. Rae 45,900, Mr. Bekenstein 28,000, Dr. Berendt

28,000, Mr. Conard 28,000, Dr. Glimcher 11,400, Mr. Kuebler 2,400, Mr. Miller 28,000, Ms. Reed 2,400 and Mr. Salice 27,200.

(4)	Includes 2,322 shares held in Mr. Beaudouin’s ESPP and 401K accounts.

(5)	Includes 69,000 shares held by Mr. Berthiaume’s wife, 368,111 shares held by a family limited partnership, 34,660 shares held in Mr. Berthiaume’s 401K Plan and 25,252 shares held in a family trust. Mr. Berthiaume disclaims beneficial ownership for the shares held by his wife, the shares held in a family trust and the shares held by a family limited partnership.

(6)	Includes 10,101 shares held in Mr. Ornell’s 401K and ESPP accounts and 3,000 shares held by his daughters for which Mr. Ornell disclaims beneficial ownership.

(7)	Includes 2,022 shares held in Ms. Rae’s ESPP and 401K accounts.

(8)	Excludes deferred compensation in the form of phantom stock, receipt of which may be, at the election of the Director, on a specified date at least six (6) months in the future or upon his or her cessation of service as a Director of the Company.

(9)	Includes 3,000 shares held in Mr. Salice’s IRA and 3,200 shares held by a charitable trust and over which Mr. Salice shares voting and investment power with his spouse as trustees.

(10)	Member of the Audit Committee.

(11)	Member of the Compensation and Management Development Committee.

(12)	Member of the Nominating and Corporate Governance Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

The Federal securities laws require the Company’s Directors and officers, and persons who own more than ten percent of the Common Stock, to file with the SEC, the New York Stock Exchange and the Secretary of the Company initial reports of ownership and reports of changes in ownership of the Common Stock.

With the exception of two late filings of Form 4’s on September 13, 2007 by Mr. Caputo for reporting the exercise of Waters stock options on September 4, 2007 and September 5, 2007, to the Company’s knowledge, based solely on review of the copies of such reports and written representations furnished to the Company that no other reports were required, none of the Company’s officers, Directors and greater-than-ten-percent beneficial owners failed to file on a timely basis during the fiscal year ended December 31, 2007, or in prior fiscal years reports required by Section 16 of the Securities Exchange Act of 1934, as amended.

STOCKHOLDER PROPOSALS

Proposals of stockholders to be presented at the 2009 Annual Meeting of Stockholders, anticipated to be scheduled on or about May 8, 2009, must be received by the Secretary of the Company as follows. Proposals that are submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and are to be considered for inclusion in the Company’s Proxy Statement and form of Proxy relating to that meeting must be received by December 3, 2008. All other proposals must be received during the sixty to ninety day period preceding that meeting.

STOCKHOLDERS SHARING AN ADDRESS

Only one copy of our Annual Report on Form 10-K, Proxy Statement or Notice of Internet Availability of Proxy Materials is being delivered to multiple security holders sharing an address unless we have received instructions to the contrary from one or more of the stockholders.

We will deliver promptly upon written or oral request a separate copy our Annual Report on Form 10-K, the Proxy Statement or Notice of Internet Availability of Proxy Materials to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy our Annual Report on Form 10-K, Proxy Statement or Notice of Internet Availability of Proxy Materials, or if two stockholders sharing an address have received two copies of any of these documents and desire to only receive one, you may write to the VP of Investor Relations of Waters at our principal executive officers at 34 Maple Street, Milford, Massachusetts 01757 or call the VP of Investor Relations of Waters at (508) 482-2349.

WATERS CORPORATION
34 MAPLE STREET
MILFORD, MA 01757
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card or Notice of Internet availability in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Waters Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Waters Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	WATCO1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WATERS CORPORATION		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		All	All	Except
Vote on Directors
1.	To elect directors for the ensuing year and until their successors are elected.	☐	☐	☐

Nominees:
	(01) Joshua Bekenstein	(06) Christopher A. Kuebler
	02) Michael J. Berendt, Ph.D.	07) William J. Miller
	03) Douglas A. Berthiaume	08) JoAnn A. Reed
	04) Edward Conard	09) Thomas P. Salice
(05) Laurie H. Glimcher, M.D.

Vote on Proposal		For	Against	Abstain

2.	To ratify the selection of PricewaterhouseCooper LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2008;	☐	☐	☐

3.	To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

Please sign, date and return your proxy in the envelope provided even if you plan to attend the meeting.

(If signing as attorney, executor, trustee or guardian, please give your full title as such. If shares are held jointly, each holder should sign.)

Materials Election
As of July 1, 2007, SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.
☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

WATERS
The Officers and Directors of Waters Corporation
cordially invite you to attend
the Annual Meeting of Stockholders
to be held at Waters Corporation, 34 Maple Street,
Milford, Massachusetts on Wednesday, May 14, 2008 at 11:00 a.m.
Douglas A. Berthiaume
Chairman, President and Chief Executive Officer
(FOR RECORDED DIRECTIONS TO WATERS, CALL 508-482-3314)
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Annual Report on Form 10-K Combined Document are available at www.proxyvote.com.
PROXY CARD
WATERS CORPORATION
FOR ANNUAL MEETING OF STOCKHOLDERS - MAY 14, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Douglas A. Berthiaume and Mark T. Beaudouin, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Waters Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified on the reverse side and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2, AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 3.

Waters Corporation
c/o Broadridge
51 Mercedes Way
Edgewood, NY 11717